Exhibit 99.1

NEWS RELEASE
1 First Avenue South
P.O. Box 2229
Great Falls MT 59401
For Immediate Release
Gas Natural Inc. Announces Changes in Board Membership
Appointments resolves director independence noncompliance status with NYSE Amex
GREAT FALLS, MT, August 31, 2010 — Gas Natural Inc. (NYSE Amex: EGAS) (the “Company” or “Gas Natural”), a natural gas utility company serving approximately 62,000 customers in six states, today announced the appointment of Wade F. Brooksby and Nicholas U. Fedeli to the Board of Directors.
Mr. Brooksby formerly was Vice President & Chief Financial Officer and a director of InNexus Biotechnology Inc., a Toronto Stock Exchange traded drug development company. His extensive background includes various executive management positions in public and private companies with his career initiating as a public accountant with the then PriceWaterhouse & Co. Mr. Brooksby also has experience with Gas Natural’s wholly-owned subsidiary, Energy West, Incorporated, where he served as CFO from 2004 through 2006. Mr. Brooksby will serve on the Company’s audit and governance and nominating committees.
Mr. Fedeli is currently Vice President of The Fedeli Group, an insurance brokerage and consulting services company, where he manages client relationships and leads new business development. He holds a business degree in Finance from John Carroll University and is actively involved in many charitable, political, and community organizations in Northeast Ohio. Mr. Fedeli was appointed to the Company’s audit and compensation committees.
Terrence P. Coyne resigned from the Company’s board on August 20, 2010. Gas Natural notified the NYSE Amex on August 20, 2010 that, as a result of Mr. Coyne’s resignation, the Company no longer complied with Section 801(h) of the NYSE Amex Company Guide, which requires that at least 50% of the Company’s directors be independent, and Section 803B(2)(c), which requires that the Company’s audit committee have at least two members. The Company received a letter from NYSE Amex on August 27, 2010 addressing the issue. With the appointment of Messrs Brooksby and Fedeli to the board, four of the Company’s seven directors are independent and the Company is in compliance with the NYSE Amex listing requirements.
About Gas Natural Inc.
Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 29 billion cubic feet of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. The Company markets approximately 2.4 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The Company also has ownership interests in 160 natural gas producing wells and gas gathering assets. In addition, the Company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The Company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.

Gas Natural Inc. Announces Changes in Board Membership
August 31, 2010

The Company’s toll-free number is 800-570-5688. The Company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.ewst.com.
Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC
Glenn Hemminger, Director of Finance	Deborah K. Pawlowski, Chairman & CEO
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: gdhemminger@ewst.com	Email: dpawlowski@keiadvisors.com
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